EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                                For the six month period
                                                       ending June 30
                                                ------------------------
                                                   2002           2001
                                                ------------------------

Weighted average shares outstanding:            5,436,101      5,436,133

Common Stock

Common Stock Equivalents
     Stock Options                                      0              0
     Stock Awards                                       0              0
     ESOP Shares                                        0              0
Total Common Stock Equivalents                          0              0

Total weighted average shares outstanding       5,436,101      5,436,133

Net Income                                     $4,494,000     $4,013,000

Net Income Per Share                                  .83(cent)       .74(cent)

Fully Diluted Income Per Share                        .83(cent)       .74(cent)



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